Exhibit 10.42

CLIFFS ASIA PACIFIC IRON ORE MANAGEMENT PTY LTD
ABN 82 001 720 903
Level 12,1 William Street, Perth, Western Australia, 6000
P 61.8.9426.3333 F 61.8.9426.3344 cliffsnaturalresources.com
Postal Address: GPO Box W2017, Perth. WA 6846

30 December 2011

Duncan Price

1 Shacklock Crescent

WINTHROP WA 6150

Dear Duncan:

Variation of employment contract with Cliffs Asia Pacific Iron Ore Management Pty Ltd

The following letter sets out amendments to your Contract of Employment with Cliffs Asia Pacific Iron Ore Management Pty Ltd, dated 26 May 2011 (Employment Contract). This letter is to be read in conjunction with your Employment Contract.

Recitals

A.	On 13 September 2011, Cliffs Natural Resources Inc (Cliffs) approved a new form of Change in Control Severance Agreement (New Severance Agreement). (A copy of the New Severance Agreement is enclosed with this letter.) The New Severance Agreement will replace the current form of the Change in Control Severance Agreement in place immediately prior to the New Severance Agreement (Old Severance Agreement). The New Severance Agreement will apply to relevant Cliff’s officers from 31 December 2011.

B.	Some definitions in clause 1, and the provisions of Clause 16, Schedule 2, Annex A and Exhibit A (together, the CIC Provisions) of the Employment Contract set out the terms that currently apply between you and Cliffs APIOM in the event of a relevant Change in Control. These CIC Provisions derived from particular clauses of the Old Severance Agreement that were extracted, amended slightly (eg taking into account some Australian law and employing entity differences) and included in your Employment Contract.

C.	You and Cliffs APIOM agree to vary the CIC Provisions of the Employment Contract:

(a)	To ensure that any relevant variations (ie deletions, additions or insertions) made to the Old Severance Agreement in preparing the New Severance Agreement are made in a similar manner to the CIC Provisions; and

(b)	To ensure that, unless otherwise agreed, any relevant future variations to the New Severance Agreement (or any successor version) are similarly made to the CIC Provisions,

in accordance with the terms below.

Variation

In accordance with clause 23 of the Employment Contract, the parties agree that clause 1.1, clause 16, Schedule 2, Annex A and Exhibit A of the Employment Contract (ie the CIC Provisions) are amended immediately, and are further amended from time to time, so that:

(a)	Any changes from the Old Severance Agreement to the New Severance Agreement that affect relevant provisions of the Old Severance Agreement from which the CIC Provisions are derived (the Relevant Provisions) are similarly incorporated into the Employment Contract; and

(b)	Unless otherwise agreed, any future variations to the Relevant Provisions made from time to time are incorporated into the Employment Contract.

It is further agreed that at all times:

(c)	Where the following phrase appears in the New Severance Agreement or any successor:

Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.9 thereof..., it shall be directly followed by:

and the Equal Opportunity Act (WA), the Sex Discrimination Act (Cth), the Disability Discrimination Act (Cth), the Age Discrimination Act (Cth), the Racial Discrimination Act (Cth) and the general protections under the Fair Work Act (Cth).

(d)	Wherever the words “severance pay” appear in the Severance Agreement, they will preceded by the words “redundancy pay and”.

(e)	Wherever the words “the Company”, “the Company or its subsidiaries” or any like provision of the Old Severance Agreement has been replaced (or supplemented) in the CIC Provisions with “Cliffs”, “the Group” or “the Employer” or the like, those changes shall be retained (and shall also be used, in like fashion, to replace any use of “the Company”, “the Company or its subsidiaries” or any like terminology arising from any additions or insertions made to the New Severance Agreement or any future amendments thereto).

(f)	No clause contained in the Old Severance Agreement that is absent in the CIC Provisions in the Employment Contract as at 26 May 2011, shall be included by virtue of this variation agreement. That is, section 7 (Legal Fees and Expenses), Section 8 (Competitive Activity; Confidentiality; Nonsolicitation) and Sections 11 (Withholding of Taxes) to 20 (Counterparts) of the Old Severance Agreement do not form part of the Employment Contract as varied, and any variation to those provisions contained in the New Severance Agreement or any future variation shall not affect the Employment Contract as varied, and do not form a part of the Employment Contract.

(g)	Similarly paragraphs (5), (6) and (7) of Annex A to the Old Severance Agreement do not form part of the Employment Contract as at 26 May 2011, and any variation to those provisions contained in the New Severance Agreement or any future variation shall not affect the Employment Contract as varied.

All other terms and conditions of your employment with the Company will remain the same.

This variation will take effect from 1 January 2012.

Please sign the acknowledgement and each page of the Severance Agreement to indicate that you understand and agree to the amended terms. Please return a signed copy of the acknowledgement and the Severance Agreement by 15 January 2012.

We look forward to your ongoing commitment and contribution to Cliffs.

Yours faithfully,

/s/ James R. Michaud
James R. Michaud
Senior Vice President, Human Resources
CLIFF NATURAL RESOURCES INC.

DUNCAN PRICE

I acknowledge and agree to the terms of this letter and the variation to my Employment Contract.

Duncan Price	5/1/2012.
Duncan Price	Date

CHANGE IN CONTROL

SEVERANCE AGREEMENT

This CHANGE IN CONTOL SEVERANCE AGREEMENT (this “Agreement”), dated and effective as of this              day of             , 20     (the “Effective Date”) is made and entered into by and between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and «Executive» (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a key employee of the Company or one or more of its Subsidiaries who is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its executives are not distracted from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)	“Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means that, prior to any termination pursuant to Section 3(a) or (b), the Executive shall have committed:

any such enterprise and/or the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(g)	“Controlled Group” means the Company and all other persons or entities that would be considered a single employer under Code Section 414(b) and/or 414(c) provided that in such Code Sections “50%” shall be used wherever “80%” appears, but only during the periods any such corporation, business organization or member would be so considered under Code Section 414(b) and/or 414(c).

(h)	“Continuation Period” means the «NUMBER»-year period commencing on the date of the Executive’s Separation from Service.

(i)	“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income, incentive compensation and/or welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)	“Good Reason” means the initial occurrence, without the Executive’s consent, of one or more of the following events:

(i)	a material diminution in his Base Pay;

(ii)	a material diminution in his authority, duties or responsibilities;

(iii)	a material change in the geographic location at which he must perform services;

(iv)	a reduction in his Incentive Pay opportunity which results in a material diminution of the Executive’s potential total compensation; and

(v)	any other action or inaction that constitutes a material breach by his employer of the employment agreement, if any, under which he provides services; contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).

(q)	“Severance Compensation” means the severance pay and other benefits provided by Sections 4(a) and (b).

(r)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding capital or profits interests or Voting Stock.

(s)	“Supplemental Retirement Plan” or “SRP” means the Cliffs Natural Resources Inc. Supplemental Retirement Benefit Plan (as Amended and Restated as of December 1, 2006), as it may be amended prior to a Change in Control, and modified as provided in Annex A.

(t)	“Term” means the period commencing as of the {{Date}} and expiring as of the later of (i) the close of business on December 31, 2014, or (ii) the expiration of the Protection Period; provided, however, that (A) on January 1, 2015, January 1, 2018 and each third January 1 thereafter, the term of this Agreement will automatically be extended for an additional three years unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 10, if, prior to a Change in Control, the Executive ceases for any reason to be an Officer or Mine Manager of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate upon such cessation and be of no further effect.

(u)	“Voting Stock” means securities entitled to vote generally in the election of directors.

2.	Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the course of the Term, without further action, this Agreement shall become immediately operative, including without limitation, the last sentence of Section 10 notwithstanding that the Term may have theretofore terminated.

3.	Termination Following a Change in Control.

(a)	In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Protection Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)	The Executive’s death; any termination or expiration of this Agreement or the Executive’s Separation from Service following a Change in Control for any reason whatsoever.

(d)	In the event that there is no express provision in any applicable policy, plan, program or agreement dealing with the occurrence of a Change in Control, all equity incentive grants and awards held by the Executive shall become fully vested and immediately payable in cash on the date of the Change in Control valued at target on such date and all stock options held by the Executive shall become fully exercisable on the date of the Change in Control; provided, however, to the extent that the payment of any such amounts that is subject to the timing requirements of Code Section 409A, payment timing shall conform to such requirements.

5.	No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following his Separation from Service and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the Severance Compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraphs (2) and (3) of Annex A.

6.	Payments not Considered for Other Benefits, etc. Payments made pursuant to Paragraphs (1) and (6) of Annex A will be counted for purposes of determining benefits under the SRP, but will not be counted for purposes of any other employee benefit plan. All other payments under this Agreement, including the legal fee and expense reimbursement provided under Section 7 and reimbursements for outplacement counseling provided under Paragraph (9) of Annex A will not be counted for any purpose under any employee benefit plan of the Company. Such payments and payments of severance pay will not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Company.

7.	Legal Fees and Expenses.

(a)	It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other

(A)	transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 1 a sum equal to (I) the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provisions of Annex A, such present value to be computed using the assumptions set forth in Annex A hereof less (II) the balance in the Executive’s accounts provided for in Trust Agreement No. 1 as of the most recent completed valuation thereof, as certified by the Trustee under Trust Agreement No. 1 less (III) the balance in the Executive’s accounts provided for in Trust Agreement No. 7 as of the most recently completed valuation thereof, as certified by the Trustee under Trust Agreement No. 7; provided, however, that if the Trustee under Trust Agreement No. 1 and/or Trust Agreement No. 7 does not so certify by the end of the fourth (4th) business day after the earlier of such Change in Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of compensation, pension or other benefits by the Trustee pursuant to Trust Agreement No. 1 or Trust Agreement No. 7 shall, to the extent thereof, correspondingly discharge the Company’s obligation to pay compensation, pension and other benefits hereunder; and

(B)	transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 2 the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) less any principal in such Trust on such fifth business day. Any payments of the Executive’s attorneys’ and related fees and expenses by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, correspondingly discharge the Company’s obligation hereunder. The Executive understands and acknowledges that the entire corpus of the Trust under Trust Agreement No. 2 will be $250,000 and that said amount will be available to discharge not only the obligations of the Company to the Executive under Section 7(a) hereof, but also similar obligations of the Company to other executives and employees under similar provisions of other agreements and plans.

8.	Competitive Activity; Confidentiality; Nonsolicitation.

(a)	During the Term and for the duration of the Continuation Period, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

(b)	During the Term, the Company agrees that it will disclose to the Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for the Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in

(f)	During the term and for the duration of the Continuation Period, the Executive further agrees that he will not, directly or indirectly:

(i)	induce or attempt to induce customers, business relations or accounts of the Company or any of the Subsidiaries to relinquish their contracts or relationships with the Company or any of the Subsidiaries; or

(ii)	solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Subsidiaries or to terminate their engagements with the Company and/or any of the Subsidiaries or assist any competitors of the Company or any of the Subsidiaries in securing the services of such employees, agents or independent contractors.

9.	Release. Receipt of Severance Compensation and other benefits or amounts by the Executive under this Agreement, to the extent representing new or additional amounts and/or rights, is conditioned upon the Executive executing and delivering to the Company a release substantially in the form provided in Exhibit A. Such release must be executed and delivered by no later than the fifth day following the expiration of the 21-day period referred to in paragraph 5(c) of Exhibit A, and no payment of any Severance will be made until the expiration of the 7-day revocation period referred to in paragraph 5(d) of Exhibit A.

10.	Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company, a Subsidiary or the Executive to have the Executive remain in the employment of the Company or a Subsidiary at any time prior to or following a Change in Control. Any Separation from Service of the Executive or the removal of the Executive from his office or position in the Company or a Subsidiary prior to a Change in Control shall be deemed to be a Separation from Service of the Executive after a Change in Control for all purposes of this Agreement, but only if such Separation from Service is both: (a) during the 6-month period preceding a Change in Control; and (b) following the commencement of any discussion with any third person that ultimately resulted in Change in Control.

11.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

12.	Successors and Binding Agreement.

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any

14.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

15.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16.	Administration of this Agreement

(a)	In General: This Agreement shall be administered by the Company.

(b)	Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Compensation under this Agreement, and any severance pay generally, to named administrator or administrators.

(c)	Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of this Agreement or to interpret the terms and conditions of this Agreement; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of this Agreement.

(d)	Claims Procedure: The Company shall determine the rights of any claimant to any Severance Compensation hereunder. Any claimant who believes that he has not received any benefit under this Agreement to which he believes he is entitled, may file a claim in writing with the Senior Vice President Human Resources. The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent provisions of this Agreement on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CLIFFS NATURAL RESOURCES INC.

By:
	Officer of the Company	Date

	Duncan Price	5/1/2012
	Executive	Date

benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. Notwithstanding the foregoing to the contrary, no such Employee Benefits that are not excludable from the income of the Executive and are in excess of the then current dollar limit set forth in Code Section 402(g)(1)(B) shall be payable during the first six (6) months after the Separation from Service of the Executive. To the extent that amounts would have been payable during such six (6) month period in excess of such limit, the excess amount shall be payable in the first five (5) days of the seventh (7th) month after his Separation from Service. The Executive shall have the right during such six (6) month period to pay any unpaid part of the premiums on such welfare benefits at his own expense in order for the Executive to keep such welfare benefits in force.

(4) If and to the extent that any benefit described in Paragraphs (2) and (3) is not or cannot be paid or provided under a policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits.

(5) A payment or series of payments under the SRP in an amount equal to the actuarial equivalent of his accrued benefit under the SRP as of the date of his Separation from Service (the “Accrued SRP Payment”) payable commencing as provided under the terms of the SRP, but no sooner than the beginning of the seventh (7th) month after his Separation from Service. In determining such lump sum payment, any benefit under the SRP attributable to the “final average pay” formula of the Pension Plan shall be converted to a lump sum actuarial equivalent as described below and any benefit under the SRP attributable to the “cash balance” formula of the Pension Plan shall be based on the amount that would be the Executive’s account balance under the cash balance formula of the SRP.

(6) A lump sum payment (the “Non-accrued SRP Payment”) payable within the first five days of the seventh (7th) month after his Separation from Service in an amount equal to the actuarial equivalent of the future pension benefits which the Executive would have been entitled to accrue under the SRP during the Continuation Period, as modified by this Paragraph (6) (including Base Salary and Incentive Pay as determined in Paragraph (1) as being the amount earned during such period), if the Executive had remained in the full-time employment of the Company for the entire Continuation Period. In determining such lump sum payment, any benefit under the SRP attributable to the “final average pay” formula of the Pension Plan shall be converted to a lump sum actuarial equivalent as described below and any benefit under the SRP attributable to the “cash balance” formula of the Pension Plan shall be based on the amount that would be the Executive’s account balance under the cash balance formula of the SRP.

(7) The calculation of the SRP Payments and its actuarial equivalence shall be made as of the date six (6) months after Executive’s Separation from Service using the assumptions and factors used in the salaried pension plan for similar calculations. Any payment attributable to the “final average pay” formula under the salaried pension plan shall be discounted from the date the Executive would have been eligible to receive an unreduced benefit under such formula (using as his “continuous service” for this purpose the sum of his actual continuous service and the continuous service he would have had during the Continuation Period) to the date of payment using the discount rate specified in the salaried pension plan.of the third taxable year of the Executive following the year in which his Separation from Service occurred.

Annnex A-2

(10) Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the Executive, his spouse and any eligible dependents that are the same as that which would have been furnished on the day prior to the Change in Control to the Executive if he had retired on such date with full eligibility for such benefits. Such retiree medical coverage shall have a level of employer subsidy, if any, as the Executive would have had upon his retirement or Separation from Service as of the end of the Continuation Period determined in accordance with the terms of the Plan immediately prior to the Change in Control. Such retiree medical coverage will not start until after the end of the Continuation Period during which he will be provided with active employee medical coverage pursuant to Paragraph (2) above; provided, however, that if such retiree medical coverage is subject to income tax, the payment of an eligible retiree medical expense amount shall be made on or before the last day of the Executive’s taxable year following the taxable year in which that retiree medical expense was incurred.

Annex A-4

claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. The Executive hereby gives up any and all rights or claims to be a class representative or otherwise participate in any class action on behalf of any employee benefit plan of the Company or any Subsidiary.

4. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

5. The Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) He has been given a period of 21 days, commencing on the day after his Separation from Service, to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

(d) He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Vice President Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President Human Resources at the Company no later than the close of business on the 7th day after the Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive otherwise required as a result of the Agreement.

6. The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.